News Release FOR IMMEDIATE RELEASE Core & Main Elects Bhavani Amirthalingam to Board ST. LOUIS, April 20, 2022—Core & Main, Inc.(NYSE: CNM), a leading specialized distributor of water, wastewater, storm drainage, fire protection products and related services, has elected Bhavani Amirthalingam to its board of directors. Amirthalingam serves as the senior vice president and chief digital information officer for Ameren Corporation, driving digital strategy and transformation to deliver a differentiated customer and co-worker experience, leveraging emerging technologies to enable the grid of the future while driving operational excellence at scale. “Bhavani has effectively established a reputation for herself as an industry leader with a vast and impressive track record that spans global manufacturers, tech giants and utility companies,” said Jim Berges, chairman of the board of directors of Core & Main, partner in private investment firm Clayton, Dubilier & Rice, and former vice chairman and president of Emerson Electric Co. “Her experience in guiding transformative customer-centric innovation is a tremendous asset to this board of directors.” “Bhavani is the kind of visionary any board would be honored to have,” said Steve LeClair, chief executive officer of Core & Main. “Her work in the information technology and digital sector is second to none. We look forward to the innovative and transformative energy she will bring to our mission and vision as a company.” Prior to joining Ameren in 2018, Amirthalingam spent her previous 23 years in the industry with Schneider Electric and World Wide Technology. She earned her bachelor’s degree in computer science from the University of Madras, an MBA from the S.P. Jain Institute of Management & Research and pursued extended learning opportunities through Harvard Business School among others. Amirthalingam serves as a member of the Forbes Technology Council and chair of the Electric Power Research Institute (EPRI) Artificial Intelligence (AI) Committee. She is also a member of World 50, a private community for CEOs and other C-level executives at globally-respected organizations to discover better ideas, share valuable experiences and build relationships that make a lasting impact. In addition to her new work on the Core & Main board of directors, Amirthalingam also serves on the boards of the St. Louis Symphony Orchestra and St. Louis Ballet Company. “As someone who has built the foundation of their career on large scale customer-centric transformation and growth, I could not have joined Core & Main’s board of directors at a better time. They are looking ahead to the future of waterworks and fire protection infrastructure, and I am honored to be a part of that conversation,” said Amirthalingam. Amirthalingam becomes the sixth independent director on Core & Main’s 11-member board. In addition to Amirthalingam, independent directors include Jim Castellano, Dennis Gipson, Orv Kimbrough, Kathy Mazzarella and Meg Newman. About Core & Main Based in St. Louis, Core & Main is a leading specialized distributor of water, wastewater, storm drainage and fire protection products, and related services, to municipalities, private water companies and professional contractors across municipal, non-residential and residential end markets nationwide. With approximately 300 locations, the company provides its customers local expertise backed by a national supply chain. Core & Main’s 4,100 associates are committed to helping their communities thrive with safe and sustainable infrastructure. Visit coreandmain.com to learn more.

Core & Main Proprietary & Confidential Contacts Investor Relations: Robyn Bradbury, 314-995-9116 InvestorRelations@CoreandMain.com Media Relations: Jennifer Noonan, 314-750-9670 Jennifer.Noonan@CoreandMain.com